SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: February 7, 2007

BEAZER HOMES USA, INC.
(Exact name of registrant as specified in its charter)

DELAWARE	001-12822	54-2086934
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1000 Abernathy Road, Suite 1200
Atlanta, Georgia 30328
(Address of Principal
Executive Offices)

(770) 829-3700
(Registrant's telephone number, including area code)

None
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

Effective February 7, 2007, Beazer Mortgage Corporation (“Beazer Mortgage”), a subsidiary of Beazer Homes USA, Inc. (the “Company”), amended (the “Second Amendment”) its 364-day mortgage warehouse line credit facility (the “Credit Facility”) to extend the maturity date to February 6, 2008 and to modify the maximum available borrowing capacity to $100 million (expandable to $200 million), subject to compliance with the mortgage loan eligibility requirements as provided in the Second Amendment.

The Credit Agreement contains customary representations, warranties and covenants, including covenants limiting liens, indebtedness, guaranties, mergers and consolidations, substantial asset sales, investments and loans, sale and leasebacks, restrictions on dividends and distributions and other fundamental changes. In addition, the Credit Agreement contains covenants including maintenance of (i) minimum Consolidated Tangible Net Worth and Consolidated Adjusted Tangible Net Worth (as defined in the Credit Agreement), (ii) a Total Debt to Adjusted Tangible Net Worth Ratio (as defined in the Credit Agreement) of not more than 12 to 1, and (iii) Consolidated Net Income (as defined in the Credit Agreement) of at least $1.00 for the trailing twelve-month period.

The Credit Facility is secured by certain mortgage loans held for sale and related property and is not guaranteed by the Company or any of its subsidiaries that are guarantors of other indebtedness of the Company. The Second Amendment is attached as Exhibit 10.1 hereto and is incorporated herein by reference. The above description is qualified in its entirety by reference to Exhibit 10.1.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement

The disclosure contained in Item 1.01 is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

10.1
Second Amendment to Credit Agreement dated as of February 7, 2007, by and among Beazer Mortgage Corporation as Borrower, the Lenders party thereto, Guaranty Bank as Agent, JPMorgan Chase Bank, N.A. as Syndication Agent and U.S. Bank National Association as Documentation Agent

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BEAZER HOMES USA INC.

Date: February 9, 2007	By: /s/ James O’Leary
James O’Leary
Executive Vice President and Chief Financial Officer

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